EXHIBIT 10(iii)

SUMMARY OF MATERIAL TERMS OF THE

2004 MANAGEMENT INCENTIVE COMPENSATION PROGRAM

The Compensation and Organization Committee of the Board of Directors has approved a program for the award of management incentive compensation to members of management and other key employees for 2004. The program is designed to achieve the following:

•	link company and division performance with the compensation of key executives

•	provide significant financial incentives to exceed the Company's performance commitments

•	promote and reward teams that are clearly focused on common goals

•	recognize individual achievement.

The program provides eligible participants an opportunity to earn an annual cash bonus for 2004 equal to a percentage of the participant's annual base salary in effect as of January 1, 2004. Each participant has the opportunity to earn a threshold, target or maximum bonus amount that is contingent upon achieving certain corporate, divisional and individual goals. Bonus amounts based on results that fall between the threshold and the target level or the target and the maximum level will be pro-rated. Potential bonuses range from 5% of base salary to 200% of base salary, depending on the participant's position with the Company. Bonuses may be increased or decreased, at the discretion of the Company, based on individual performance ratings.

The performance goals for the Company and its divisions that will provide the basis for determining bonus amounts have been approved by the Compensation and Organization Committee. A significant percentage of the potential bonus for participants based in specific divisions is tied to division performance, with the balance of such bonus tied to corporate performance. Bonuses for participants fulfilling corporate, but not divisional, functions, are dependent on achieving the established corporate goals and will not be affected by results of particular divisions.